ELINE MUSIC.COM, INC.
                    (A Development Stage Company)



                              I N D E X

                                                                                   PAGE

PART I -  FINANCIAL INFORMATION
ITEM 1.   FINANCIAL STATEMENTS

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                               F-2

            BALANCE SHEET
                   OCTOBER 31, 2000                                                F-3

            STATEMENT OF OPERATIONS
                   PERIOD FROM NOVEMBER 2, 1999 (DATE OF INCEPTION) TO
                   OCTOBER 31, 2000                                                F-4

            STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                   PERIOD FROM NOVEMBER 2, 1999 (DATE OF INCEPTION) TO
                   OCTOBER 31, 2000                                                F-5

            STATEMENT OF CASH FLOWS
                   PERIOD FROM NOVEMBER 2, 1999 (DATE OF INCEPTION) TO
                   OCTOBER 31, 2000                                                F-6

            NOTES TO FINANCIAL STATEMENTS                                       F-7/13


                            *     *     *

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
               ----------------------------------------

To the Board of Directors
Eline Music.com, Inc.

We have audited the accompanying balance sheet of Eline Music.com, Inc. (A Development Stage Company) as of October 31, 2000, and the related statements of operations, changes in stockholders' deficiency and cash flows for the period from November 2, 1999 (date of inception) to October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eline Music.com, Inc. as of October 31, 2000, and its results of operations and cash flows for the period from November 2, 1999 (date of inception) to October 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed in
Note 2 to the financial statements, the Company's operations have generated no revenue and incurred a net loss and it had a working capital deficiency and a stockholders' deficiency as of October 31, 2000. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                              J.H. Cohn LLP

Roseland, New Jersey
January 15, 2001

                        ELINE MUSIC.COM, INC.
                    (A Development Stage Company)

                            BALANCE SHEET
                          OCTOBER 31, 2000

                                                          ASSETS
Current assets - cash                                                            $       688
Property, equipment and leasehold improvements, net                                  229,581
Web site, net of accumulated amortization of $1,582                                   93,314
Deposit on building                                                                   50,000
                                                                                 ---------------
       Total                                                                     $   373,583
                                                                                 ===============

                        LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
  Bank overdraft                                                                 $     7,939
  Accounts payable                                                                    21,215
  Accrued expenses                                                                    29,414
  Notes payable - stockholders                                                       161,214
  Note payable - consultant                                                          100,000
  Current portion of capital lease obligation                                          1,474
                                                                                 ---------------
       Total current liabilities                                                     321,256

Note payable - stockholders                                                           96,500
Capital lease obligation, net of current portion                                       2,969
                                                                                 ---------------
       Total liabilities                                                             420,725
                                                                                 ---------------
Commitments and contingencies

Stockholders' deficiency:
  Preferred stock, $.001 par value; 5,000,000 shares authorized;
     none issued                                                                           -
  Common stock, $.001 par value; 20,000,000 shares authorized;
     11,499,500 shares issued or to be issued                                         11,205
  Additional paid-in capital                                                       2,506,695
  Deficit accumulated during the development stage                                (2,565,042)
                                                                                 ---------------
       Total stockholders' deficiency                                                (47,142)
                                                                                 ---------------
       Total                                                                     $   373,583
                                                                                 ===============



See Notes to Financial Statements.

                        ELINE MUSIC.COM, INC.
                    (A Development Stage Company)

                       STATEMENT OF OPERATIONS
                    PERIOD FROM NOVEMBER 2, 1999
                       (DATE OF INCEPTION) TO
                          OCTOBER 31, 2000

Operating expenses                                                               $   295,989
Web site maintenance                                                                 165,793
Consulting fees                                                                    2,099,805
Interest expense                                                                       3,455
                                                                                 ---------------
Net loss                                                                         $(2,565,042)
                                                                                 ===============

Basic net loss per common share                                                        $(.24)
                                                                                 ===============

Basic weighted average number of common shares outstanding                        10,541,315
                                                                                 ===============















See Notes to Financial Statements.

                        ELINE MUSIC.COM, INC.
                    (A Development Stage Company)

          STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
          PERIOD FROM NOVEMBER 2, 1999 (DATE OF INCEPTION)
                         TO OCTOBER 31, 2000

                                                                             Deficit
                                                                           Accumulated
                                       Common Stock         Additional     During the
                                 -----------------------      Paid-in      Development
                                   Shares       Amount        Capital         Stage          Total
                                 ----------   ----------     ----------   ------------    -----------
Initial capitalization of
Company                          10,000,000     $10,000      $  (10,000)

Effects of reverse acquisition      325,000         325         168,575                   $  168,900

Common stock sold through
 private placements                  80,000          80         159,920                      160,000

Common stock to be issued           294,500                     589,000                      589,000

Common stock issued to con-
 sultants                           800,000         800       1,599,200                    1,600,000

Net loss                                                                  $(2,565,042)    (2,565,042)
                                 ----------   ----------     ----------   ------------    -----------
Balance, October 31, 2000        11,499,500     $11,205      $2,506,695   $(2,565,042)    $  (47,142)
                                 ==========   ==========     ==========   ============    ===========







See Notes to Financial Statements.

                        ELINE MUSIC.COM, INC.
                    (A Development Stage Company)

                       STATEMENT OF CASH FLOWS
          PERIOD FROM NOVEMBER 2, 1999 (DATE OF INCEPTION)
                         TO OCTOBER 31, 2000

Operating activities:
  Net loss                                                                   $(2,565,042)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization                                                36,708
     Note payable issued for consulting fees                                     100,000
     Common stock issued and to be issued for consulting fees                  1,640,000
     Changes in operating liabilities:
       Accounts payable                                                           11,327
       Accrued expenses                                                           29,414
                                                                            --------------
          Net cash used in operating activities                                 (747,593)
                                                                            --------------

Investing activities:
  Web site design expenditures                                                   (94,896)
  Deposit on building                                                            (50,000)
  Purchase of property, equipment and leasehold improvements                    (259,533)
                                                                            --------------
          Net cash used in investing activities                                 (404,429)
                                                                            --------------
Financing activities:
  Proceeds from borrowings from stockholders                                     435,200
  Cash received in reverse acquisition                                             1,302
  Issuance of common stock                                                       709,000
  Cash overdraft                                                                   7,939
  Payments on capital lease obligation                                              (731)
                                                                            ---------------
          Net cash provided by financing activities                            1,152,710
                                                                            ---------------
Net increase in cash and cash balance, October 31, 2000                       $      688
                                                                            ===============

Supplemental disclosure of cash flow data:
  Interest paid                                                               $    1,154
                                                                            ===============

Supplemental disclosure of noncash investing and financing activities:
  Equipment acquired under a capital lease                                    $    5,174
                                                                            ===============

    Conversion of note payable -
          stockholder into common stock                                       $  255,000
                                                                            ===============

See Notes to Financial Statements.

                        ELINE MUSIC.COM, INC.
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization and business:
     Eline Music.com, Inc. ("Eline") is a development stage entertainment industry company formed on November 2, 1999 that maintains an Internet presence designed to fit the needs of independent artists and labels. Through October 31, 2000, Eline has not generated any operating revenue but has focused primarily on raising capital, developing its web site and building a management team.

     On August 15, 2000, Rapid Retrieval Systems, Inc. ("Rapid"), an inactive publicly-held company, acquired Eline by issuing 10,000,000 shares of its common stock to the stockholders of Eline in exchange for all of the outstanding shares of Eline plus $250,000 in consulting fees which were expensed. In addition, prior to the acquisition, the stockholders of Rapid were granted an aggregate of 600,000 options to purchase Rapid common stock at $2 per share. Such options expire six months from the date of grant. The stockholders of Eline (legal acquiree), after the acquisition, owned the majority of the combined company. Accordingly, the combination has been accounted for as a reverse acquisition whereby, for accounting purposes, Eline is the acquirer and Rapid is the acquiree.
In connection with the acquisition, Rapid, which is the surviving legal entity, changed its name to Eline Music.com, Inc.

     The financial statements of Eline and Rapid (collectively, the "Company") are the historical financial statements of Eline through August 15, 2000, the date of acquisition, at which time the assets and liabilities of Rapid were combined with those of Eline. Rapid's assets included cash of $1,302 and its liabilities included accounts payable of $9,888 and due to stockholder of $77,514.

     During the period from January 1, 2000 to August 15, 2000, the only period for which a statement of operations for Rapid is available, Rapid generated no revenue and incurred expenses and a net loss of approximately $30,000. On a pro forma basis, the Company's loss for the period from November 2, 1999 (date of inception of Eline) to October 31, 2000 was approximately $2,595,000 (unaudited), or $.25 per share (unaudited).


Note 2 - Summary of significant accounting policies:
        Going concern:
             The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company incurred a net loss of $2,565,042 during the period from November 2, 1999 (date of inception) to October 31, 2000. In addition, as of October 31, 2000, the Company has a working capital deficiency of $320,568 and a stockholders' deficiency of $47,142. Although a substantial portion of the Company's net loss is attributable to noncash operating expenses, management believes it will need additional equity or debt financing to be able to sustain its operations until it can achieve profitability, if ever. These matters raise substantial doubt about the Company's ability to continue as a going concern.

                        ELINE MUSIC.COM, INC.
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies (continued):
          Going concern (concluded):
             Management believes that the commercial success and profitability of the Company will depend significantly on its ability to (i) attract and provide services to independent artists and labels,
             (ii) increase the number of visitors to its current web site,
             (iii) increase the name recognition of the Company, and
             (iv) increase the variety of unique products sold on its web site.

             Management is attempting to raise additional equity financing to sustain operations until it can market its services, expand its customer base and achieve profitability, if ever.

             The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

          Use of estimates:
             The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

          Property, equipment and leasehold improvements:
             Property, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed by the Company using the straight-line method over the estimated useful lives of the related assets or their lease term which range from three to seven years.

        Web site development costs:
             The Company accounts for costs incurred in connection with the development of its web site in accordance with Statement of Position 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" and Emerging Issues Task Force Issue No. 00-2 "Accounting for Web Site Development Costs."
             Accordingly, all costs incurred in planning the development of a web site are expensed as incurred. Costs, other than general and administrative and overhead costs, incurred in the web site application and infrastructure development stage, which involve acquiring hardware and/or developing software to operate the web site, are capitalized. Fees paid to an Internet service provider for hosting the web site on its server(s) connected to the Internet are expensed. Other costs incurred during the operating stage, such as training, administration and maintenance costs, are expensed as incurred. Costs incurred during the operating stage for upgrades and enhancements of the web site are capitalized if it is probable that they will result in added functionality. Capitalized web site development costs are amortized on a straight-line basis over their estimated useful life of five years.

                        ELINE MUSIC.COM, INC.
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS



Note 2 - Summary of significant accounting policies (concluded):
        Web site development costs (concluded):
             The Company capitalized web site development costs of approximately $95,000 that were incurred in the application and infrastructure development stage of its web site.

        Impairment of long-lived assets:
             The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets, such as property, equipment and leasehold improvements and web site development costs, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of the assets to their carrying amounts.

        Income taxes:
             The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

        Earnings (loss) per share:
             The Company presents "basic" earnings (loss) per common share and, if applicable, "diluted" earnings per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic earnings (loss) per common share is calculated by dividing net income or loss applicable to common stock by the weighted average number of common shares outstanding during each period.

                        ELINE MUSIC.COM, INC.
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS



Note 3 - Property, equipment and leasehold improvements:
        Property, equipment and leasehold improvements consist of the following:

                  Equipment (including $5,174 under a capital lease)           $  88,208
                  Furniture and fixtures                                           8,348
                  Studio                                                          26,353
                  Web site hardware                                              101,914
                  Leasehold improvements                                          39,884
                                                                              -----------
                     Total                                                       264,707
                  Less accumulated depreciation and amortization (including
                        $518 under a capital lease)                               35,126
                                                                              -----------
                     Total                                                      $229,581
                                                                              ===========

                Depreciation and amortization expense for the period from November 2, 1999 (date of inception) to October 31, 2000 was $35,126.


Note 4 - Notes payable - stockholders:
        Notes payable - stockholders are comprised of the following:

                  Noninterest bearing notes payable to stockholders
                   on demand                                                   $161,214
                  Noninterest bearing note payable to stockholder on
                   October 31, 2003                                              96,500
                                                                              ----------
                     Total                                                     $257,714
                                                                              ==========

        Note 5 - Note payable - consultant:
                At October 31, 2000, the Company had a $100,000 demand note payable to a company affiliated with one of the Company's stockholders for consulting services bearing interest at 10%. Interest expense for the period from November 2, 1999 (date of inception) to October 31, 2000 was $2,301.


        Note 6 - Related party transactions:
                During the period from November 2, 1999 (date of inception) to October 31, 2000, the Company purchased approximately $45,000 of publishing rights and other costs from a corporation partially owned by the majority stockholder of the Company.

                        ELINE MUSIC.COM, INC.
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS



Note 7 - Capital lease obligation:
        The Company leases telephone equipment under a capital lease which is summarized as follows:

                  Payable in monthly installments of $236, including
                    interest through February 2003; collateralized
                    by telephone equipment                                     $6,601
                  Less amount representing interest                             2,158
                                                                              --------
                      Total                                                     4,443
                  Less current portion                                          1,474
                                                                              --------
                  Long-term portion                                            $2,969
                                                                              ========

                Principal payment requirements under the capital lease in years subsequent to October 31, 2000 are as follows:

                  Year Ending
                  October 31,                                                  Amount
                  -----------                                                 --------
                    2001                                                       $1,474
                    2002                                                        2,093
                    2003                                                          876
                                                                              --------
                      Total                                                    $4,443
                                                                              ========

                Subsequent to October 31, 2000, the Company is negotiating to lease certain equipment for approximately $80,000 which would be recorded as a capital lease.


        Note 8 - Commitments and contingencies:
        Operating lease:
                 The Company leases its facility under an operating lease that expires in May, 2001 with an option to renew for an additional eighteen months. The lease requires payment of minimum annual rentals plus utilities and maintenance costs. Future minimum rental payments under the noncancelable operating lease for the year ending October 31, 2001 is approximately $5,000. Rent expense for the period from November 2, 1999 (date of inception) to October 31, 2000 was approximately $11,000.

                 The Company paid $50,000 for an option to purchase the entire building in which the Company occupies space for $425,000 which option expires March 9, 2001.

                        ELINE MUSIC.COM, INC.
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS



        Note 8 - Commitments and contingencies (concluded):
        Web site maintenance agreement:
          On October 1, 2000, the Company entered into a web site maintenance agreement with Creative Network, Inc. ("Creative") which requires minimum monthly payments of $25,000 and expires on September
          30, 2001. The Company is relying exclusively on this consultant for all of its web site services. Failure by the consultant to perform under the agreement could have a material adverse effect on the Company's operations.

        Letter of intent:
          On December 1, 2000, the Company executed a letter of intent (the "Agreement") with Creative whereby the Company would purchase all of the outstanding shares of Creative for $375,000, payable in cash or equivalent shares of the Company's common stock. The purchase is contingent on the Company obtaining certain financing and the Agreement expires June 1, 2001 unless mutually extended.


        Note 9 - Income taxes:
        As of October 31, 2000, the Company had net operating loss carryforwards of approximately $2,550,000 available to reduce future Federal and state taxable income which will expire through 2020. The Company had no other material temporary differences as of that date. Due to the uncertainties related to the extent and timing of its future taxable income, the Company offset the deferred tax assets attributable to the potential benefits of the net operating loss carryforwards of approximately $1,020,000 by an equivalent valuation allowance as of October 31, 2000.


        Note 10- Stockholders' equity:
        Preferred stock:
          The Company's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with a par value of $.001 per share. The preferred stock may contain certain preferences as determined by the Board of Directors.

        Issuances of common stock:
          During the period from November 2, 1999 (date of inception) to October 31, 2000, the Company sold 184,000 shares of common stock through private placements at $2 per share.

                        ELINE MUSIC.COM, INC.
                    (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS



Note 10- Stockholders' equity (concluded):
        Issuances of common stock (concluded):
          From January through March 2000, the Company sold 170,500 units through private placements at $2 per unit. Each unit consisted of one share of common stock and one A, B and C warrant exercisable at $5, $10 and $20, respectively. The warrants expire three years from the dates of grant. 274,500 shares of common stock from the private placement have not yet been issued.

          In August and September 2000, the Company issued 800,000 shares of common stock with a fair value of $1,600,000 as payment for consulting services. In addition, another 20,000 shares of the common stock are to be issued to such consultants with a fair value of $40,000.

          In December 1999, the Company converted a note payable to a stockholder with a balance of $255,000 into 85,000 shares of common stock. Such shares were effectively issued on August 15, 2000 in connection with the reverse acquisition.



                        *     *     *